EXHIBIT 107

Calculation of Filing Fee Tables

FORM S-8
(Form Type)

BEST BUY CO., INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Newly Registered Securities
Equity	Common Stock, par value $0.10 per share	Rule 457(c) and Rule 457(h)	15,730,000	(1)	$77.80	(2)	$1,223,794,000	(2)	$153.10 per million	$187,363
Other	Deferred Compensation Obligations	Rule 457(h)	$50,000,000	(3)	100%		$50,000,000		$153.10 per million	$7,655
Total Offering Amounts							$1,273,794,000			$195,018
Total Fee Offsets(4)										$0.00
Net Fee Due										$195,018

(1)
This registration statement covers the issuance of 12,030,000 shares of common stock, par value $0.10 per share (the “Common Stock”) of Best Buy Co., Inc. (the “Company”), issuable pursuant to the Best Buy Co., Inc. 2020 Omnibus Incentive Plan, as amended (the “2020 Plan”).  Also includes 3,700,000 shares of Common Stock subject to outstanding awards that have been forfeited or cancelled from the Best Buy Co., Inc. 2014 Omnibus Incentive Plan, as amended. These shares are available for reissuance under the 2020 Plan.  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Company’s receipt of consideration which would increase the number of outstanding shares of Common Stock.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act. The offering price per share and the aggregate offering price for shares reserved for future issuance pursuant to the 2020 Omnibus Incentive Plan, as amended, are based on $77.80 per share, the average of the high and the low price of the Common Stock as reported on the Nasdaq Global Market on September 11, 2025.

(3)
This registration statement also covers the issuance of $50,000,000 of deferred compensation obligations issuable pursuant to the Best Buy Co., Inc. Sixth Amended and Restated Deferred Compensation Plan.  The Obligations are unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Sixth Amended and Restated Deferred Compensation Plan.

(4)	The Company does not have any fee offsets.